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September 24, 1998

Mortgage Capital Funding, Inc.
399 Park Avenue
New York, New York 10043

Gentlemen:

This opinion is being provided to you by the undersigned, as an Associate General Counsel of Citibank, N.A. I have acted as counsel to Mortgage Capital Funding, Inc. in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers a total of $1,500,000,000 aggregate amount of Mortgage Pass-Through Certificate (the "Certificates") of one or more series to be issued by Mortgage Capital Funding, Inc. ("MCF") evidencing fractional undivided ownership interests in one or more pools to be created by MCF of assets consisting primarily of multifamily or commercial mortgage loans or participations therein and/or mortgage-backed securities that evidence interests in or secured by pledges or multifamily or commercial mortgage loans or participations therein. Each series of Certificates will be issued pursuant to a separate Pooling and Servicing Agreement (the "Pooling Agreement" for such series) generally among MCF, as Sponsor, the master servicer and, if any, the special servicer of the underlying mortgage loans, and a trustee.

I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of such certificates or public officials, corporate documents and records and other certificates, opinions and instruments and have made such other investigations as I have deemed necessary in connection with the opinions hereinafter set forth.

Based on the foregoing, I am of the opinion that:

1. MCF is a corporation duly incorporated and validly existing under the laws of the State of Delaware:

2. When the issuance of any particular series of Certificates has been duly authorized by MCF, and when the Certificates of such series have been duly executed and authenticated in accordance with the provisions of the Pooling Agreement, and issued and sold as contemplated by the Registration Statement and the prospectus delivered to Section 5 of the Act in connection therewith, such Certificates will be legally and validly issued, fully

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      paid and nonassessable and entitled to the benefits provided by the applicable Pooling Agreement; and

3. When a Pooling Agreement has been duly and validly authorized, executed and delivered by MCF each of the other parties thereto, such Pooling Agreement will constitute a valid and binding obligation of MCF, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and to general principles of equity.

The opinions expressed herein are limited to the laws of the State of New
York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

I hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the heading "Legal Matters" in any prospectus or prospectus supplement filed in connection with the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange commission thereunder.

                                              Very truly yours,

                                              /s/ Stephen E. Dietz, Esq.
                                                  ----------------------------
                                                  Stephen E. Dietz, Esq.